St. Joe Media Contact:	Jerry M. Ray 904 301.4430 jray@joe.com	The St. Joe Company 245 Riverside Avenue Suite 500

St. Joe Investor Contact:	Steve Swartz 904 301.4347 sswartz@joe.com	Jacksonville, FL 32202 904 301.4200

FOR IMMEDIATE RELEASE

THE ST. JOE COMPANY (NYSE: JOE) PROVIDES GUIDANCE FOR 2005

Earnings Growth Expected to Continue in 2005

Jacksonville, Florida – (January 10, 2005) – The St. Joe Company (NYSE: JOE) today announced that the company expects to have another strong year in 2005 with earnings per share, excluding gains from conservation land sales, to be in the range of $1.35 to $1.50 per share.

“We have finished 2004 with strong momentum,” said Peter S. Rummell, chairman and CEO of JOE. “We are well positioned in Florida, a state with one of the nation’s strongest economies, where we have significant demographic and geographic advantages. We believe 2005 will be another very good year for JOE.”

“We expect good earnings from all major segments of the company as we bring a broad array of real estate products to market,” said Kevin M. Twomey, JOE’s president.

Towns & Resorts

“We expect JOE’s Towns & Resorts segment to drive the increase in earnings for the year 2005,” said Twomey. “WaterColor and WaterSound Beach combined are expected to deliver fewer units than in 2004 but produce nearly as much earnings. Several existing projects, notably Artisan Park, Victoria Park, Palmetto Trace, Rivercrest and Paseos, should see earnings increases. Three new projects, WindMark Beach Phase II, SummerCamp and WaterSound West Beach, are expected to generate significant new income.”

“Notably, our expectations for 2005 do not include sales for three major entitled projects we expect to bring to market in 2006: WaterSound, RiverTown and Perico Island,” said Twomey.

Commercial Real Estate

“During 2005, our commercial real estate segment is expected to continue adding value through development and land sales in Northwest Florida and from rental income from our Investment Property Portfolio,” said Twomey. “Results from this segment are

St. Joe Land Company

“We expect St. Joe Land Company to deliver modestly higher income in 2005, with a substantially different mix of earnings sources,” said Twomey. “We have decided not to sell two large tracts of land, which we had initially planned to sell in 2005 and 2006, because we see significantly greater profit opportunity from this land through future development. At the same time, we expect our RiverCamps products to deliver more sales with increased unit pricing.”

The St. Joe Company, a publicly held company based in Jacksonville, is one of Florida’s largest real estate operating companies. It is engaged in town, resort, commercial and industrial development, land sales and commercial real estate services. JOE also has significant interests in timber.

More information about JOE can be found at our web site at http://www.joe.com.

Forward-Looking Statements

We made forward-looking statements in this press release. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as that information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ, possibly materially, from those in the information. Any statements in this release that are not historical facts are forward-looking statements. You can find many of these forward-looking statements by looking for words such as “intend,” “anticipate,” “believe,” “estimate,” “expect,” “plan,” “forecast,” “should” or similar expressions. In particular, forward-looking statements include, among others, statements about the following:

•	earnings per share guidance, future operating performance, cash flows, and short and long-term revenue and earnings growth rates;

• • • • •	the size and number of residential units and commercial buildings;
 the number, price and timing of anticipated land sales or acquisitions;
 absorption rates and expected gains on land and home site sales;
 the pace at which we release new product for sale; and
comparisons to historical projects.

Forward-looking statements are not guarantees of future performance. You are cautioned not to place undue reliance on any of these forward-looking statements. These statements are made as of the date hereof based on current expectations, and we undertake no obligation to update the information contained in this release.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include the risk factors described in our annual report on Form 10-K for the year ended December 31, 2003 as well as, among others, the following:

•	economic conditions, particularly in Northwest Florida, Florida as a whole and key areas of the southeast United States that serve as feeder markets to our Northwest Florida operations;

•	changes in the demographics affecting projected population growth in Florida, including the demographic migration of Baby Boomers;

•	whether our developments receive all land-use entitlements or other permits necessary for development and/or full build-out or are subject to legal challenge;

•	local conditions such as the supply of homes and home sites and residential or resort properties or a change in the demand for real estate in an area;

• • • •	timing and costs associated with property developments and rentals;
 the pace of commercial development in Northwest Florida;
 competition from other real estate developers;
whether potential residents or tenants consider our properties attractive;

•	changes in operating costs, including real estate taxes and the cost of construction materials;

•	changes in the amount or timing of federal and state income tax liabilities resulting from either a change in our application of tax laws, an adverse determination by a taxing authority or court, or legislative changes to existing laws;

• • • •	how well we manage our properties;
 changes in interest rates and the performance of the financial markets;
 changes in market rental rates for our commercial and resort properties;
changes in the prices of wood products;

•	the pace of development of public infrastructure, particularly in Northwest Florida, including a proposed new airport in Bay County, which is dependent on approvals of the local airport authority and the Federal Aviation Administration and the availability of adequate funding;

• potential liability under environmental laws or other laws or regulations;

•	adverse changes in laws, regulations or the regulatory environment affecting the development of real estate;

• fluctuations in the size and number of transactions from period to period;

•	adverse weather conditions or natural disasters and the impact on future demand in Florida; and

• acts of war, terrorism or other geopolitical events.

The foregoing list is not exhaustive and should be read in conjunction with other cautionary statements contained in our periodic and other filings with the Securities and Exchange Commission.

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Copyright 2005, The St. Joe Company. “St. Joe,” “JOE” and the
“taking flight” design are service marks of The St. Joe Company.